Exhibit 10.2

Personal Employment Agreement

This Personal Employment Agreement (the “Agreement”) is made and entered into as of [       ], 2026, by and between Tarsier Pharma Ltd., a company organized under the laws of the State of Israel, company registration number 51-539864-2, having its principal place of business at 10 Ha’mapilim, Zichron Yaacov, Israel 3093765 (the “Company”), and Zohar Milman Israeli I.D. No 036873222 residing at [ ] (the “Employee”) (collectively, the “Parties”).

Whereas	the Employee has been employed with the Company since March 1st, 2017 (the “Commencement Date”) pursuant to that certain employment agreement dated March 1st, 2017 as amended (the “Previous Agreement”);

Whereas	the Parties now wish to enter into a new employment agreement in lieu of the Previous Agreement subject to the consummation of the initial public offering of the Company’s securities registered pursuant to an effective registration statement (an “IPO”) and effective as of the date in which the IPO is consummated (the “Effective Date”)

Whereas	the Employee represents that she has the required skills, qualifications and knowledge to serve in the position determined under this Agreement; and

Whereas	the Parties wish to replace the Previous Agreement with this Agreement as of the Effective Date;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Company and the Employee hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Exclusivity of the Agreement

2.1.	This Agreement is personal and the terms and conditions of the employment of the Employee shall be solely as set forth in this Agreement.

2.2.	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations and discussions between them, oral or written.

2.3.	Except as expressly provided in this Agreement, the Employee shall not be entitled to any payments or other benefits in respect of her employment and the termination of her employment with the Company.

3.	Absence of Impediment to the Employee’s Employment & Previous Agreement

3.1.	The Employee warrants, confirms and undertakes that: (i) she is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto; (ii) there is no contractual or other impediment to her entering into this Agreement, fulfilling her obligations hereunder or to her employment with the Company; (iii) entering into this Agreement and fulfilling her obligations hereunder do not require the consent of any person or entity and that on the date hereof she is free to provide services to the Company upon the terms specified in this Agreement; and (iv) in entering into this Agreement she is not in breach of any other agreement or obligation to which she is or was a party or by which she is bound.

3.2.	The Employee hereby represents in favor of the Company that (i) she has reviewed the outstanding balances due to her as of the date hereof regarding all rights and benefits she is entitled to for her employment with the Company from the Commencement Date through the date hereof, and other than 15.33 vacation days, 57.36 sick leave days, or any balances in the Manager’s Insurance Policy/Pension Fund/Study Fund, she has and will have no claims of any kind towards the Company and that she received from the Company all consideration, compensation, remuneration and other rights and benefits to which she was entitled under the Previous Agreement and/or pursuant to the applicable law due to her employment with the Company until the date hereof; and (ii) that no additional compensation, other than the salary and benefits provided under the Previous Agreement in the ordinary course of business, shall accrue between the date hereof and the Effective Date.

3.3.	For the avoidance of doubt, it is hereby clarified that the Employee’s seniority with the Company shall be calculated from the Commencement Date, and the Employee’s period of employment with the Company from the Commencement Date until the Effective Date shall be added to her seniority under this Agreement for the purpose of calculating all of her social benefits and entitlements going forward.

3.4.	The Employee’s undertakings under Annex A of the Previous Agreement (“Statement of Undertaking – Confidentiality, Non Compete and Intellectual Property”) shall continue to apply with respect to the period preceding the Effective Date pursuant to the terms thereof.

4.	Position and Duties

4.1.	Position. As of Effective Date the Employee will serve in a full-time capacity as the Chief Operational Officer (“COO”) of the Company, subject to the terms and conditions of this Agreement. The Employee will report to the Company’s CEO.

4.2.	The Employee’s normal place of employment will be in Israel. The Company shall provide Employee with such other systems or technology as may be reasonably required to perform the Employee’s duties from remote locations. The Employee acknowledges and agrees Employee will be required to undertake travel (including abroad) to fulfill the duties and responsibilities set forth under this Agreement as deemed necessary or appropriate by the Company.

4.3.	During the course of her employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all her working time, efforts and the best of her qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and her supervisors, to follow the Company procedures as established from time to time, to carried out the duties imposed upon her, whatever and whenever they shall be.

4.4.	The Employee shall at all times act in a manner suitable for her position and status in the Company.

4.5.	The Employee shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity.

4.6.	It is agreed that the Employee may devote limited business time and efforts to Outside Activities (as defined below) provided that (i) such activities, either individually or in the aggregate, do not interfere with the performance of the Employee’s duties hereunder, violate any covenants undertaken by the Employee hereunder and/or create a conflict of interest, and (ii) that the Employee provides sufficient prior notice to the Company prior to engaging in any Outside Activity and if, in the reasonable discretion of the Company, an Outside Activity may breach the Employee’s undertaking under subsection (i), the Company may disallow such Outside Activity by providing written notice thereof to the Employee. “Outside Activities” for this purpose means serving on a civic or a charitable board or committee with prior approval of the Company’s Chief Executive Officer in good faith.

4.7.	The Employee undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which she has a personal interest, and/or which might create a conflict of interest with her position in the Company.

4.8.	The Employee shall not directly or indirectly accept any commission, rebate, discount, or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company.

4.9.	In carrying out her duties under this Agreement, the Employee shall make representations or give guarantees on behalf of the Company only when authorized to do so and in a manner suitable for her position and status.

4.10.	Post-Termination Assistance. For a period of three (3) months following the termination of the Employee’s employment with the Company, for any reason (the “Assistance Period”), the Employee undertakes to make herself available to the Company, upon reasonable prior written notice, for any matter which the Company may reasonably request, including for the purpose of providing information relating to her work or actions taken by her during the course of her employment. Additionally, the Employee undertakes to make herself available to the Company, upon reasonable prior written notice, for any legal or quasi-legal matter which the Company requires assistance with during her employment and for seven (7) years following her employment with the Company (such term to be extended if any legal or semi-legal proceeding is initiated prior to the lapse of such seven (7) year period for as long as such proceeding is outstanding). Each such assistance shall be provided in a reasonable scope and at reasonable times, taking into account the Employee’s other professional engagements at such time. In consideration for such assistance, the Company shall compensate the Employee for the time actually spent in providing assistance hereunder at an hourly rate of NIS 1,000+VAT.

5.	Salary

5.1.	Commencing as of the Effective Date and thereafter, in consideration for the Employee’s services, and subject to the fulfillment of all the Employee’s duties and obligations under this Agreement, the Employee shall be entitled to a gross monthly salary of NIS 50,000 (the “Salary”).

5.2.	The Employee’s Salary shall be subject to review for an upward adjustment on at least an annual basis, with any adjustment being at the Company’s full discretion.

5.3.	As the Employee is employed hereunder in a senior managerial position involving a fiduciary relationship between the Employee and the Company, the Law of Working Hours and Rest 5711-1951, or any law amending or replacing such law, shall not apply to the employment of the Employee and the Employee shall not be entitled to payments thereunder. The Employee may be required, from time to time and according to the work load demanded of her, to work beyond the regular working hours and she shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days. The Employee acknowledges and agrees that the Salary and the compensation set for her hereunder include a proper and just reward for the requirements of her position and status and the obligation to work at irregular hours of the day.

5.4.	The Salary shall be paid no later than the 9th day of each month, for the preceding month.

5.5.	All the amounts specified in this Agreement are gross sums. The Company shall deduct and withhold all required taxes and other statutory payments, including health insurance contributions and social security contributions from the Salary and from all other rights and benefits received by the Employee.

5.6.	The Employee shall regard and retain as confidential and shall not divulge to any of the Company’s employees and/or any third party, either during or after the Employee’s employment period, directly or indirectly, the terms of the Employee’s employment and Salary.

6.	Pension Insurance

6.1.	The Company shall comply with the provisions of the “Expansion Order of extensive pension” (the “Order”), with respect to Company and Employee contributions to pension fund and severance pay (“Pension Plan”) as required by the Order.

6.2.	The contributions to the Pension Plan shall be as follows:

(a)	The Company shall pay a sum equal to 8.33% of the Employee’s Salary on account of severance pay.

(b)	The Company shall pay a sum equal to 6.5% of the Employee’s Salary on account of pension fund payment. In case the Pension Plan is Managers Insurance, the Company’s above contribution shall include Company’s payment for the Employee’s disability insurance in the amount required to insure 75% of Employee’s Salary, provided that Company’s payment to pension shall not be less than 5% of the Salary. In case the purchase cost of the disability insurance will require the Company to increase the above contribution to more than 6.5%, the Company’s total contribution to pension together with the disability insurance cost will not be in any case more than 7.5% of the Salary.

(c)	The Company shall deduct 6% from the Employee’s Salary to be paid on behalf of the Employee towards such Pension Plan.

6.3.	In accordance with Section 9 of the Order, Company’s contributions to severance pay as aforementioned shall be in lieu of payment of severance pay, pursuant to section 14 of the Severance Pay Law, and shall be non-refundable.

6.4.	Other than in events in which the Company is entitled to withhold the Pension Plan under the Order, the Company shall automatically transfer the Pension Plan to the Employee, subject to any applicable law, upon the termination of Employee’s employment by either party.

7.	Advanced Study Fund

7.1.	The Company shall make monthly contributions on the Employee’s behalf to a recognized advanced study fund (“Keren Hishtalmut”) (hereinafter the “Study Fund”), in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% from the Salary also to be paid to the Study Fund as recognized by the Income Tax Authorities.

7.2.	The sums contributed by the Employee shall be deducted by the Company directly from the Salary. The Employee hereby instructs the Company to transfer to the Study Fund from each monthly Salary due to her the amount of the Employee’s and the Company’s contribution, as set forth above.

7.3.	Should any tax or other compulsory payment be imposed and payable in respect of the Company’s contributions to the Study Fund, such tax shall be paid by the Employee and deductible according to law.

8.	Additional Benefits

8.1.	Vacation. The Employee shall be entitled to 24 working days’ vacation in each calendar year The Employee is required to make every reasonable effort to exercise her annual vacation during the year it is accrued and shall be obliged to take at least ten (10) paid vacation days during each year of the Employee’s employment; provided however, that if the Employee is unable to utilize all the vacation days, she will be entitled to accumulate the unused balance of the vacation days standing to her credit up to a maximum of 20 days (the “Maximum”). Any Annual Vacation Days which exceed the Maximum shall be deleted. Vacation shall be taken in accordance with the Company policy and prior approval. For avoidance of any doubt, it is hereby agreed that the Company shall be entitled to set uniform dates for vacation to all or part of its employees, as it shall deem fit.

8.2.	Recreation Pay. The Employee shall be entitled to annual recreation pay (“Dmey Havra-ah”) in an amount determined in accordance with the applicable law.

8.3.	Sick Leave. The Employee shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976. The Employee shall notify the Company, immediately, of any absence due to sickness and furnish the Company with an applicable medical certificate to approve it. Sick days are not redeemable and may not be converted into cash.

8.4.	Travel Expenses. The Company shall reimburse the Employee for travel expenses in an amount of NIS 1,500 per month. For the removal of doubt only the Salary and not any other type of compensation, including Travel Expenses, shall be used to calculate the Employee’s social contributions (pension, advanced study fund, etc.) or severance payments.

8.5.	Expenses. The Employee shall be entitled to reimbursement by the Company for all necessary and reasonable business expenses (including international travel expenses) incurred by her in connection with her duties hereunder. The Company shall reimburse the Employee for all such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies as in effect from time to time.

8.6.	Annual Performance Bonus.

a)	The Employee will be eligible to participate in an annual executive bonus plan.

b)	Prior to the commencement of each calendar year, the Board will establish and approve (i) specific individual and Company-wide objectives (the “Performance Criteria”), and (ii) the amount the Employee shall be entitled to for achievement of the Objectives (the “Target Bonus”).

c)	Within ten business days after completion of Company’s audited financial statements and the issuance of the Company’s auditor’s opinion on the financial statement, the Board will determine in its sole discretion the extent to which the Performance Criteria have been achieved and, accordingly, the Employee’s eligibility to none, some or all of the Target Bonus (the “Performance Criteria Board Meeting”).

d)	The Board may, in its discretion, grant the Employee a bonus in excess of the Target Bonus if the Performance Criteria are exceeded or for such additional contributions of the Employee that the Board may choose to recognize (the total bonus actually approved, the “Bonus”).

e)	Based on that determination, payment of the Bonus (if any) shall be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Board’s certification of the achievement of applicable Performance Criteria in the Performance Criteria Board Meeting) (the “Bonus Payment Date”) and in any event no later than ten days after the Bonus Payment Date.

f)	Subject to subsection (h) below, if the Employee is eligible to receive a Bonus, such Bonus will not be deemed to be fully earned unless Employee is employed by the Company on the Bonus Payment Date.

g)	Notwithstanding anything to the contrary, in light of the unique nature of the Bonus, such Bonus (or any portion thereof) shall not be deemed part of Employee’s Salary for purposes of calculating any other benefits hereunder, including, without limitation, any severance payments.

h)	Payments Following Termination.

i)	In the event that the Employee’s employment with the Company is terminated for any reason, other than for Cause, after the end of a calendar year but before the Bonus Payment Date, the Employee shall nonetheless have the right to receive the Target Bonus for the year immediately preceding the year of such termination if the Board in its sole discretion determines at the Performance Criteria Board Meeting that the Performance Criteria have been achieved.

ii)	Without derogating from subsection (i), in the event that the Employee’s employment with the Company ends due to Employee’s death or Disability (in the event of Disability, whether by the Employee or the Company, provided, however that with respect to termination by the Company that the Company nonetheless meets all of its legal obligations with respect to such termination), and the Board in its sole discretion determines at the Performance Criteria Board Meeting that the Performance Criteria have been achieved (in part or in full) prior to the cessation of the Employee’s employment, the Employee shall nonetheless be entitled to some or all of the Target Bonus (as applicable) for the year of termination (ignoring any continuation of employment requirements) and the Company shall pay the Target Bonus (or the relevant portion thereof) on the same basis as other participants in the plan except that the relevant Target Bonus amount shall be prorated (based on the percentage of days the Employee was employed relative to the total number of days in the bonus earning period).

“Disability” for the purpose of this subsection (ii) shall mean the inability of the Employee to perform the material duties of her position (with or without reasonable accommodation) for a continuous period of one hundred and twenty (120) days as a result of a physical or mental illness, injury or medical infirmity as determined by a medical physician reasonably acceptable by the Employee and the Company.

iii)	With respect to payment of the Target Bonus pursuant to subsections (i) or (ii) above the Board may, in its sole discretion, opt to deviate from the date specified in subsection (e).

9.	Stock Options

9.1.	Subject to the discretion of the Board or the Compensation Committee of the Company and the terms of Company’s 2026 Stock Incentive Plan (the “Stock Incentive Plan”) and a separate award agreement, the Employee may be entitled to receive options to purchase Ordinary Shares of the Company from time to time. The Employee agrees that any equity grants awarded to her as compensation for services as Chief Operational Officer shall be subject to any clawback policy that the Company established from time to time that is applicable to Company’s executive officers.

10.	Employment Term and Termination

10.1.	This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect until terminated pursuant to the terms hereof.

10.2.	The Employee’s employment may be terminated by either party, at any time, for whatever reason, upon delivery of a prior written notice of ninety (90) days to the other party (the “Notice Period”).

10.3.	During the Notice Period and unless otherwise determined by the Company the Employee shall continue to perform her duties until the conclusion of the Notice Period and cooperate with the Company in assisting the integration of the person who will assume the Employee’s responsibilities. Notwithstanding the aforementioned, the Company shall have the right not to take advantage of the full Notice Period and may terminate the Employee’s employment at any time during the Notice Period. In the event of such termination, the Company shall pay the Employee her Salary for the remainder of the Notice Period.

10.4.	It is hereby expressly stated that the Company reserves the right to terminate the Employee’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Employee. In the latter case such termination shall not constitute a dismissal of the Employee by the Company.

10.5.	Without derogating from the Company’s rights under this Agreement and according to law, and notwithstanding the foregoing, the Company may terminate the Employee’s employment immediately without the delivery of a prior written notice and/or payment for Notice Period, in the event of a Cause (as defined below and subject to any applicable law) and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

10.6.	The term “Cause” shall mean: (i) the Employee’s material breach of this Agreement (including its Appendix A); (ii) the Employee’s deliberate failure to perform those material duties assigned to her pursuant to this Agreement; (iii) the Employee’s willful misconduct (including but not limited to acts of fraud or theft or the violation of applicable laws); (iv) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or any other crime that involves fraud, dishonesty, or moral turpitude under the laws of Israel or the United States (or any state thereof); (v) the Employee’s alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription), in each case, to the extent such activities under this clause (vi) materially interfere with Employee’s duties; or (vii) any other act or omission that constitutes “cause” under the laws of the State of Israel or that do not entitle the Employee to severance payments under the applicable law. With respect to subparagraphs (i), and (ii), in order to terminate Employee for Cause, the Company must first give Employee written notice specifically describing the Cause condition and fifteen (15) days to cure the condition, if curable. During the 15-day cure period, the Company may place Employee on paid leave (at the Company’s expense), while allowing Employee to take any action needed to cure the Cause condition, unless allowing any such action may reasonably cause harm to the Company or any third-party, as determined by the Company in its sole discretion, in which case the Employee’s access to the Company’s offices, information and systems may be immediately revoked, and such actions by the Company (placing the Employee on paid leave and/or revoking access) shall not be considered Good Reason for Executive to resign.

10.7.	In the event that the Employee terminates her employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 10.2 above, the Company shall be entitled to deduct from any debt which it may owe the Employee an amount equal to the salary that would have been paid to the Employee during the Notice Period, had she worked.

10.8.	The Employee undertakes that immediately upon the termination of her employment with the Company, for any reason, she shall act as follows:

(a)	She shall deliver and/or return to the Company all the documents, CD’s or other magnetic media, letters, notes, reports, passwords and usernames of Company’s accounts and other papers in her possession and relating to her employment with the Company and the fulfillment of her duties, as well as any equipment and/or other property belonging to the Company which was placed at her disposal, including any computer equipment, telephone equipment, the Employee ID badge or other equipment. The Employee shall not have any lien or other similar right over any equipment and/or other property belonging to the Company as aforesaid;

(b)	She shall delete any information relating to the Company or its business from her personal computer, if any; and

(c)	She shall coordinate the termination of her employment with her supervisors, and she shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by her supervisors, all documents and information and all matters which with she dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

11.	Special Termination Payments

11.1.	Subject to Section 0 herein, in the event that the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason during the period commencing three (3) months immediately preceding and ending twelve (12) months immediately following a Change in Control (as defined below) (the “Change in Control Period”), then the Company shall:

(i)	subject to section 11.2 below, pay to the Employee a sum, being her Salary multiplied by nine (9X) (excluding any and all other payments derived or paid in connection with the Salary such as Advanced Study Fund, Pension, etc.), in a lump sum (less applicable withholdings and authorized deductions).

(ii)	subject to section 11.2 below, pay a prorated portion of the entire/portion of the Target Bonus for the year of termination (using the percentage of days the Employee was employed relative to the total number of days in the bonus earning period), if the Board has determined that the Performance Criteria (set forth by the Board during the previous year) have been achieved (in part or in full).

Subject to section 11.2 below, payment of the sums specified under subsections (i) and (ii) shall be conducted together with the last paycheck paid to the Employee. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to provide the Special Severance Payments will immediately cease if the Employee breaches her undertakings under Appendix A, the Release Agreement or materially breaches any other Agreement the Employee has with the Company, or fails to timely execute the Release Agreement.

(the benefits under section 11.1(i) and 11.1(ii) shall collectively referred to herein as the “Special Termination Payments”).

11.2.	Release Agreement. In order to receive the above Special Termination Payments, the Employee must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Employee is eligible for Special Termination Payments pursuant to Section 11.1, the Company will deliver the Release Agreement to the Employee (which Release Agreement will not contain any new restrictive covenants (i.e., it may restate covenants contained herein, but will not include additional covenants) within seven (7) calendar days following the date of termination of employment. The Special Termination Payments are subject to the Employee’s execution and delivery of such Release Agreement.

As used in this Agreement, “Change in Control” means each of the following events: (i) a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity or the direct or indirect parent of the Company or resulting in the Company being the surviving entity and there is a change in the ownership of shares of the Company, such that another person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities by virtue of the transaction, (ii) an acquisition of all or a majority of the shares of the Company, (iii) the sale and/or transfer (including by way an exclusive license) of all or substantially all of the assets of the Company; or (iv) such other transaction with a similar effect, as shall be determined by the Board.

As used in this Agreement “Good Reason” means the voluntary termination by the Employee within thirty (30) days following: (i) a requirement imposed on or after a Change in Control that the Employee physically relocates to another office for regular daily work duties that is more than 50 kilometers from the office location that the Employee worked at immediately prior to such Change of Control; (ii) a reduction of more than fifteen percent (15%) in the Employee’s Salary (or other adverse change(s) to the Employee’s compensation terms which the aggregate financial consequence thereof is equivalent) unless such reduction and/or adverse change(s) is/are made as part of a Company-wide change applying to all employees, or non-payment of some or all of the Target Bonus in violation of this Agreement; (iii) a material adverse change in the Employee’s title or job description or a material diminution of the scope of the Employee’s authority or responsibilities, or (iv) or any other material breach of this Agreement by the Company relating to such Employee, provided that, no act or omission in (i) through (iv) of this definition shall constitute Good Reason unless (a) Employee provides the Company with written notice within sixty (60) days after, the occurrence or existence of such event or circumstance, which notice identifies the event or circumstance that Employee believes constitutes Good Reason, (b) the Company fails to cure such act or omission within thirty (30) days after delivery of such notice to the Company and (c) Employee terminates Employee’s employment with the Company within 7 (seven) days after the expiration of the cure period referred to in the preceding clause (b).

12.	Company’s Computers

12.1.	The e-mail provided to the Employee by the Company upon the commencement of her employment is a professional e-mail, designated to be used by the Employee only for the purpose of performing her work in the Company and the Employee is required to use it only for professional purposes.

12.2.	The Company may monitor, access, and review information stored or transmitted on Company systems (including the computer and/or cellphone provided to the Employee) for any purpose for protecting its rights, including legitimate business purposes, inter alia security, compliance, protection of confidential information, and prevention of misuse. It is hereby clarified, that the Company monitors any and all information stored in the Company computers including professional e-mail and/or any information transferred through the Company’s computer and communication networks. Furthermore, the Company performs various backups of all information transferred through the Company’s computer network systems.

12.3.	Monitoring s hall be performed at all times without prior notice and by various means. Monitoring can be done either by technological means, with regard to traffic volume and content traffic or by human resources, to the extent necessary where it is being suspected that the Company’s policies were breached and/or where there is a need to locate information for ongoing work purposes, need to attend technical malfunctions and/or any other need required for professional and business needs.

12.4.	The Company reserves the right to take control of the computer means provided to the Employee in order to perform her work at all times and without prior notice, and to block any access to it, in order to protect the Company’s rights, attending technical malfunctions and for any other professional and/or business purposes.

12.5.	For avoidance of any inconvenience and to assure professional usage of the Company’s computers, including the electronic e-mail systems, the web, the Company’s communication means and the professional e-mail provided to the Employee in order to perform her work; the Employee shall refrain from transferring and/or saving any personal information which the Employee does not wish exposed in her professional e-mail and/or in any other computerized means provided to her by the Company in order to perform her work.

12.6.	The Employee understands and free willingly acknowledges that the Company, as an organization which its work is conducted via computer means, is thus obligated, in order to guard proper management of its business, to execute all the means outlined in this Agreement. The Employee undertakes the restrictions derived from the means outlined in this Agreement and in Company’s policies.

12.7.	Nothing herein, diminishes from the Employee’s right to open personal e-mail for herself without using Company’s computer means. Such personal e-mail shall not be subject to the Company’s monitoring and controlling means compelling all traffic that passes through the Company’s computers.

12.8.	The Employee is aware of and agrees that the Company is entitled to put the information transferred in its computers and communication networks to any use, for the purpose of protecting its rights, at any and all time, without prior notice.

13.	Personal Information

13.1.	By signing this Agreement the Employee hereby declare, that she understands that as part of its employment practices, the Company holds or may hold data that identifies the Employee or the Employee’s relatives (“Personally Identifiable Information”). The Employee understands and agrees that the Company uses such Personally Identifiable Information for relevant, appropriate, and customary purposes, including: (1) recruitment and staffing; (2) administration of compensation, benefit programs, payroll and other employee-related administration; (3) performance management, education and training; (4) advancement and succession planning; (5) legal compliance and risk management; (6) workplace management; (7) to protect the Company, the Employee, its workforce, and the public against injury, theft, legal liability, fraud, or abuse; and (8) legal and reasonable business-related purposes (hereafter collectively referred to as the “Purposes”). Personally Identifiable Information will not be used for other Purposes unless the Employee is advised and have provided consent.

13.2.	By signing this Agreement the Employee represents and agrees that (i) the Employee shall comply with the Company’s Privacy Policies & Procedures, including any training initiatives or modules, (ii) the Employee shall cooperate with Company’s audit efforts relating to privacy, (iii) the Employee is duly authorized to provide Personally Identifiable Information to Company, (iv) the Employee authorizes Company to use and disclose such information to any entity within the Company group of companies (each a “Company Entity”) and its subcontractors, including transferring such information to countries outside of Israel, to process such information for the Purposes defined above, and (v) the Employee authorizes the Company and any Company Entity to disclose Personally Identifiable Information as shall be required for the Purposes.

14.	Confidentiality, Non-Competition and Intellectual Property Assignment

As a pre-condition to the entering into force of this Agreement, the Employee shall execute the Statement of Undertaking – Confidentiality, Non - Compete and Intellectual Property attached hereto as Appendix A and constituting an integral part of this Agreement.

15.	Miscellaneous

15.1.	Notwithstanding any provisions of this Agreement (and its exhibits) or otherwise, nothing contained in this Agreement (and its exhibits) limits the Employee’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”) or prevents the Employee from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit the Employee from making reports of possible violations of federal law or regulation to the SEC, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit the Employee’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit the Employee’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

15.2.	This Agreement constitutes a “Notice” as defined in the Employee and Candidates Notification Law (Terms of Employment and Application Process) – 2002.

15.3.	This Agreement is personal and shall not invoke the provisions of any collective bargaining agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”), expansion orders (“Tzavei Har’hava”) or any other custom, except and only to the extent so mandated by law.

15.4.	The Company shall be entitled to set off and deduct from the payments due to the Employee, proven debts which the Employee owes to the Company, all according and subject to the provisions of the applicable law.

15.5.	Without derogating from the generality of any other provision of this Agreement, it is hereby declared and agreed that the remuneration and benefits to be given to the Employee by the Company under this Agreement or deriving therefrom, are given by the Company in reliance upon the undertakings given by the Employee pursuant to this Agreement and the compliance by the Employee of her aforesaid undertakings.

15.6.	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

15.7.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

15.8.	This Agreement, including its Appendixes, is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior understandings, agreements and discussions between the Parties, oral or written, including the Previous Agreement.

15.9.	Any modification or amendment to the provisions of this Agreement and the Appendixes hereto shall be valid only if effected in writing and signed by both Parties hereto.

15.10.	The Employee acknowledges and confirms that all terms of her employment are personal and confidential and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

15.11.	Any notice sent by prepaid registered mail by one party to the other shall be deemed to have been received by the addressee within three business days of its dispatch, and if delivered by hand - at the time of its delivery. The addresses of the Parties hereto are as specified in the heading to this Agreement.

15.12.	This Agreement shall be governed by the laws of the State of Israel and the competent courts in the district of Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the Parties with respect of this Agreement.

15.13.	This Agreement may be assigned by the Company to any third party, at its sole discretion. The Employee may not assign or delegate her rights and obligations under this Agreement to any other party without the Company’s prior written approval.

EMPLOYEE ACKNOWLEDGES THAT SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED THE EMPLOYEE THAT THE EMPLOYEE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the day and year first above written.

/s/ Daphne Haim-Langford	/s/ Zohar Milman
Tarsier Pharma Ltd.	Zohar Milman

By:
Title:

Appendix A

Statement of Undertaking – Confidentiality, Non-Compete and Intellectual Property

Zohar Milman (the “Employee”) warrants and undertakes that for as long as she is employed by Tarsier Pharma Ltd., (the: “Company”), and upon termination of employment thereafter, for any reason, she shall maintain in complete confidence any matters that relate to the Company and its present and future parent companies, subsidiaries and affiliates and successors, (all of the aforementioned entities shall be referred to collectively as the “Company Group”), their affairs and/or business, pursuant to this Agreement, and since the Employee has and will have access to the Company Group’s intellectual property she hereby declares and undertakes as follows:

1.	Confidentiality

1.1.	The Employee undertakes to maintain the confidentiality of the Confidential Information (as defined below), during the term of her employment with the Company and after the termination of such employment, for any reason.

1.2.	Without derogating from the generality of the foregoing, the Employee hereby agrees that she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company Group, including but not limited to, all the Company Group’s trade secrets, property, business, any information directly or indirectly related to research and development connected with present or future products, inventions, hardware, software, production processes, discoveries, improvements, developments, innovations, designs, drawings, sketches, design, calculations, diagrams, algorithms, formulas, computer files, computer programs, data, planning processes, list of clients, list of suppliers, costing, prices, terms of payment, plans, business secrets, business plans, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, information regarding the skills and compensation of other employees of the Company Group, names of clients, sales, and any other information related to the business of the Company Group and/or their clients, including clients with whom the Company Group is negotiating and including affiliates and/or subsidiaries, present and future, all the foregoing whether or not such information is protectable as a patent or any other proprietary right and any other information purchased or received directly or indirectly in connection with Company Group, their affairs and/or business (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

1.3.	Notwithstanding the above, Confidential Information shall not include any information which:

(i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of the Employee; (iii) is required by law to be disclosed by the Employee, provided that the Employee gives the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

1.4.	The Employee undertakes not to use the Confidential Information for any purpose whatsoever other than the performance of her services on behalf of the Company. Without limiting the scope of this duty, she shall only use the Confidential Information for the benefit of the Company Group, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service.

1.5.	The Employee undertakes not to directly or indirectly give and/or transfer, sale, publish, distribution, for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s Group expressed prior written authorization.

1.6.	In the event the Employee is in breach of any of her above obligations, she shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

1.7.	Third Party Information. The Employee understands that the Company Group has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee’s employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with the Employee’s work for the Company, unless expressly authorized by the Company in writing,

1.8.	No Improper Use of information of Prior employers and Others- the Employee undertakes that during her employment with the Company she will not improperly use or disclose any confidential information or trade secrets or any assets - tangible or otherwise - of any former employer or any other person to whom the Employee has an obligation of confidentiality, and she will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality. In the event that Employee is in possession of any confidential information or assets – tangible or otherwise - pertaining to any former employer or any other person to whom the Employee has an obligation of confidentiality, Employee undertakes to entirely erase and destroy such confidential information and/or assets, to the fullest extent possible thereby ensuring that no further use whatsoever may be made from such materials by any persons.

2.	Non-Competition/ Non-Solicitation

2.1.	The Employee undertakes that during the period of her employment with the Company and for a period of twelve (12) months following the termination of her employment therewith, for any reason, she shall not, directly or indirectly, anywhere in the world,

(a)	Directly or indirectly carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly harms or competes with the products or services of the Company Group (“Competing Business”), including, without limitation, as a shareholder.

(b)	Act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply services in direct competition with the Company to any person who was provided with services by the Company Group during the period of twelve (12) months immediately prior to the termination date of the Employee’s employment with the Company;

(c)	Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company at any time during the period of twelve (12) months immediately prior to the termination date of the Employee’s employment with the Company, for the purpose of offering services or products which directly compete with the services or products supplied by the Company Group.

(d)	Employ, solicit or entice away or endeavor to solicit or entice away from the Company Group any person employed by the Company Group at any time during the period of twelve (12) months immediately prior to the termination date of the Employee’s employment with the Company.

3.	Intellectual Property, Copyright and Patents

3.1.	The Employee hereby irrevocably assigns to the Company, all of the Employee’s rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Employee or any person subordinate to her during the term of employment or as a result of such employment with the Company, (the “Intellectual Property”) and all moral rights, artists’ rights or any other similar rights worldwide she may have in or with respect to any Intellectual Property, for no additional consideration provided that she shall not be required to bear any expenses as a result of such assignment. The Company and its successors shall be entitled to protect the Intellectual Property including any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in Israel or anywhere else in the world.

3.2.	The Employee declares that the Salary shall constitute full consideration for the above assignment in accordance with Section 134 of the Patents Law – 1967 (the “Patents Law”) and she shall not be entitled to royalties and/or to any other payments or considerations beside the Salary for or in respect with the service invention and/or in respect to the above assignment and/or to any Intellectual Property and/or in respect to the commercial use of the Intellectual Property and/or the products of her services to the Company.

3.3.	The Employee undertakes that upon the demand of the Company, including after the termination of her employment for any reason, she shall sign, execute and deliver to the Company such documents as the Company may request to confirm the assignment of the Employee’s rights as required hereunder, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

3.4.	In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee.

3.5.	The Employee undertakes to deliver to the Company, written notice of any invention and/or patent and/or commercial secret and/or innovation invented by her and/or other employees of the Company and/or its successors who are subordinate to her, immediately upon the discovery thereof.

3.6.	Prior Inventions - the Employee hereby confirms that she has not and agree that she will not incorporate, or permit to be incorporated, any Prior Inventions (as defined below) in any of the Company’s Intellectual Property without the Company’s prior written consent. The Employee has disclosed in Schedule A, a complete list of all Inventions that she has, or she has caused to be, alone or jointly with others, conceived, developed, or reduced to practice, in which she has an ownership interest or which she has a license to use, and that she wishes to have excluded from the scope of this Annex (collectively referred to as the “Prior Inventions”). If no Prior Inventions are listed in Schedule A, the Employee warrants that there are no Prior Inventions. If, in the course of the Employee’s engagement with the Company, she will, subject to the Company’s prior written consent, incorporate a Prior Invention into a Company work product, the Employee hereby grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. In the event that the Employee has or she will incorporate a Prior Invention into a Company work product without the Company’s prior written consent, such Prior Invention shall be irrevocably assigned to the Company.

3.7.	The Employee’s obligations pursuant to this Section 3 shall survive the termination of her employment with the Company and/or its successors and assigns with respect to inventions conceived by her during the term of her employment or as a result of her employment with the Company.

3.8.	The Employee acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation she receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to her by the Company under this Agreement were determined, inter alia, in consideration for her obligations under this Appendix.

4.	General

4.1.	Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

4.2.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.3.	Assignment. This Agreement may be assigned by the Company. The Employee may not assign or delegate her duties under this Agreement without the Company’s prior written approval.

4.4.	Injunction. The Employee agrees that it would be difficult to measure damage to the Company Group from any breach of her undertakings set forth in Sections 1-3 above, and that injury sustained by the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if she breaches any provision of Sections 1-3 hereof, the Company Group will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without demonstrating or proving any actual damage sustained by the Company Group.

4.5.	Governing Law. This Appendix shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

Zohar Milman
Name

/s/ Zohar Milman
Signature

Date

Schedule A
to
Statement of Undertaking –Confidentiality, Non-Compete and Intellectual Property

LIST OF PRIOR INVENTIONS

Brief Description of Invention	Right, Title or Interested and Date Acquired

☐ I have no Prior Inventions

Signature of Employee:	/s/ Zohar Milman
Print Name of Employee:	Zohar Milman

Date: _________________________________